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                                                                      EXHIBIT 11


                          FOXMEYER HEALTH CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



===========================================================================================================
                                                                          For the Years Ended March 31,
                                                                -------------------------------------------
                                                                         1995         1994          1993
- -----------------------------------------------------------------------------------------------------------
Primary
- -------
  Earnings
   Net income                                                          $ 41,614     $  29,512    $     603
   Dividends on preferred shares                                        (19,096)      (10,830)      (5,352)
                                                                -------------------------------------------
   Net income (loss) applicable to common stockholders                 $ 22,518     $  18,682    $  (4,749)
                                                                ===========================================
  Shares
   Weighted average number of common shares outstanding                  14,827        16,931       19,967
                                                                -------------------------------------------
   Net income (loss)                                                   $   1.52     $    1.10    $    (.24)
===========================================================================================================
Assuming Full Dilution
- ----------------------
  Earnings
  Net income                                                           $ 41,614     $  29,512    $     603
   Dividends on non-convertible preferred shares                        (14,586)       (5,880)
   Dividends on convertible preferred shares (conversion of
   preferred shares would be anti-dilutive)                              (4,510)       (4,950)      (5,352)
                                                                -------------------------------------------

   Net income (loss) applicable to common stockholders                 $ 22,518     $  18,682    $  (4,749)
                                                                ===========================================

  Shares
   Weighted average number of common shares outstanding                  14,827        16,931       19,967
   Conversion of preferred stock (anti-dilutive)                              -             -            -
   Assuming conversion of National Steel Corporation 4-5/8%
     convertible debentures (anti-dilutive in 1993 and 1992)*                 -            39            -
   Additional dilutive effect of outstanding options (as
     determined by application of the treasury stock method)                286            55            -
                                                                -------------------------------------------
   Weighted average number of common shares outstanding as
      adjusted                                                           15,113        17,025       19,967
                                                                ===========================================
   Net income (loss) **                                                $   1.49     $    1.10    $    (.24)
===========================================================================================================


* The debentures matured in 1995 but were convertible into the common stock of FoxMeyer Health Corporation prior to their maturity.
** This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.